UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)
North Dakota	45-0311232
(State of incorporation or organization)	(IRS Employer Identification No.)

1400 31st Avenue SW, Suite 60 Post Office Box 1988 Minot, ND	58702-1988
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares of Beneficial Interest, no par value per share 8.25% Series A Cumulative Redeemable Preferred Shares (Liquidation Value $25 Per Share), no par value per share	New York Stock Exchange New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): Not Applicable

Securities registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE
Investors Real Estate Trust (the "Company") is filing this registration statement on Form 8-A in connection with the transfer of the listing of the Company's common shares of beneficial interest, no par value per share (the "Common Shares") and the Company's 8.25% Series A Cumulative Redeemable Preferred Shares, no par value per share (the "Series A Preferred Shares"), from the NASDAQ Global Select Market to the New York Stock Exchange on or about December 18, 2012.
Item 1.  Description of Registrant's Securities to be Registered.
A description of the Common Shares to be registered hereunder is contained in the sections entitled "Description of Shares of Beneficial Interest" and "Restrictions on Ownership and Transfer" in the Company's Registration Statement on Form S-3 (File No. 333-182451), which was declared effective by the Securities and Exchange Commission (the "SEC") on July 12, 2012, which sections are incorporated herein by reference.
A description of the Series A Preferred Shares to be registered hereunder is contained in the section entitled "Description of the Series A Preferred Shares" in the Company's prospectus supplement dated April 21, 2004, as filed with the SEC on April 22, 2004 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and in the section entitled "Description of Preferred Shares" in the accompanying prospectus dated April 2, 2004, which sections are incorporated herein by reference.

Item 2.  Exhibits.
Exhibit No.	Description
3.1	Declaration of Trust, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 filed on June 29, 2012 (File No. 333-182451)).
3.2
Articles Supplementary to the Declaration of Trust of the Registrant designating the 7.95% Series B Cumulative Redeemable Preferred Shares, no par value per share (incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 3, 2012 (File No. 000-14851)).

3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on May 16, 2007 (File No. 000-14851)).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVESTORS REAL ESTATE TRUST

By: /s/ Timothy P. Mihalick
Timothy P. Mihalick
President & Chief Executive Officer

Date: December 5, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1	Declaration of Trust, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 filed on June 29, 2012 (File No. 333-182451)).
3.2
Articles Supplementary to the Declaration of Trust of the Registrant designating the 7.95% Series B Cumulative Redeemable Preferred Shares, no par value per share (incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 3, 2012 (File No. 000-14851)).

3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on May 16, 2007 (File No. 000-14851)).